Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138736
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 18, 2006)

4,750,000 Shares

Common Stock

We are offering 4,750,000 shares of our common stock, par value $.0001 per share.

Our common stock is traded on The NASDAQ Global Market under the symbol “SNSS.” On May 23, 2007, the last reported sale price of our common stock was $4.43 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$4.430	$21,042,500
Underwriting discount and commission	$0.244	$1,159,000
Proceeds to Sunesis Pharmaceuticals, Inc. (before expenses)	$4.186	$19,883,500

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about May 30, 2007.

 LEHMAN BROTHERS

COWEN AND COMPANY	C.E. UNTERBERG, TOWBIN

May 24, 2007

TABLE OF CONTENTS

Page

Prospectus Supplement
About this Prospectus Supplement	S-1
Summary	S-2
Risk Factors	S-7
Special Note Regarding Forward-Looking Statements	S-22
Use of Proceeds	S-22
Dividend Policy	S-23
Capitalization	S-24
Dilution	S-25
Underwriting	S-26
Legal Matters	S-29
Experts	S-29
Where You Can Find More Information	S-29
Incorporation of Certain Documents by Reference	S-29
Prospectus
About this Prospectus	1
About Sunesis	1
Risk Factors	1
Special Note Regarding Forward-Looking Statements	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Plan of Distribution	2
Description of Debt Securities	3
Description of Common Stock	11
Description of Preferred Stock	12
Description of Warrants	14
Certain Provisions of Delaware Law and of the Company's Certificate of Incorporation and Bylaws	16
Legal Matters	17
Experts	17
Limitation on Liability and Disclosure of Commission Position on Indemnification for Securities Act Liabilities	17
Where You Can Find More Information	17

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides more general information. To the extent that information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, including all documents incorporated herein, together with the additional information described in the section entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents we incorporated by reference. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

References in the prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us,” “our company” or “Sunesis” refer to Sunesis Pharmaceuticals, Inc. and its subsidiary, unless the context requires otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully including the “Risk Factors” section beginning on page S-7 of this prospectus supplement and our financial statements and the related notes and the other documents incorporated by reference.

Sunesis Pharmaceuticals, Inc.

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other unmet medical needs. We have developed a proprietary fragment-based drug discovery approach that we combine with other drug discovery tools, such as structure-based design and medicinal chemistry, to discover and develop novel therapeutics. We have built our product candidate portfolio through internal discovery and the in-licensing of novel cancer therapeutics. We are advancing our product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies.

We are advancing three proprietary oncology product candidates, SNS-595, SNS-032 and SNS-314, through in-house research and development efforts. Our lead product candidate, SNS-595, is a novel cell cycle inhibitor. With SNS-595, we are currently conducting one Phase 2 clinical trial in small cell lung cancer, one Phase 2 clinical trial in ovarian cancer and one Phase 1 clinical trial in acute leukemias. Our second most advanced product candidate, SNS-032, is a cyclin-dependent kinase, or CDK, inhibitor. We are currently conducting a Phase 1 clinical trial with SNS-032 in patients with advanced solid tumors and a Phase 1 clinical trial in patients with advanced B-cell malignancies. We are also developing SNS-314, an Aurora kinase inhibitor, for the treatment of cancer for which we filed an investigational new drug application, or IND, in February 2007 with the Food and Drug Administration, or FDA. We have worldwide development and commercialization rights to SNS-595, SNS-032 (for diagnostic and therapeutic applications) and SNS-314. We may in the future enter into collaborations to maximize the commercial potential of these programs.

Our proprietary fragment-based discovery approach, called “Tethering®,” is a process whereby a target protein known to be involved in a disease process is engineered to facilitate the binding of small drug fragments. Once a small fragment is identified, the fragment is built out using the target protein’s surface as a template to make a new full-size therapeutic compound. We combine Tethering® with other drug discovery tools, such as structure-based design and medicinal chemistry, to discover and develop novel therapeutics for major diseases. In addition to its use in our internal drug discovery efforts, Tethering® is the basis of our four ongoing strategic collaborations with Biogen Idec MA Inc., or Biogen Idec, Johnson & Johnson Pharmaceutical Research & Development, or Johnson & Johnson PRD, and Merck & Co., Inc., or Merck. We believe that our strategic collaborations will enable us to leverage and expand our internal development capabilities, manage our cash expenditures and diversify risk across our pipeline.
Our Programs

SNS-595 Program

SNS-595 is a novel cell cycle inhibitor that we believe represents a new class of anti-tumor drugs. The process of cell division is tightly regulated in order to control growth. In cancer, this cell regulation has been circumvented, and cancer cell proliferation is unrestrained. We believe that SNS-595 causes cancer cells to arrest during cell division and consequently, undergo programmed cell death or apoptosis. In preclinical studies, SNS-595 demonstrated broad anti-tumor activity.

Since 2004, we have conducted two Phase 1 clinical trials to evaluate doses and schedules of administration in patients with advanced solid tumors. In October 2005, we began a Phase 1 clinical trial in acute leukemias. In December 2005, we commenced a Phase 2 clinical trial in non-small cell lung cancer for which we recently announced that we are terminating enrollment. We also initiated a Phase 2 clinical trial in small cell lung cancer in March 2006 which we recently announced will progress to the second stage of the study. Lastly, in December 2006, we initiated a Phase 2 clinical trial in ovarian cancer. In addition, in 2007, we expect to initiate a Phase 1 clinical trial in acute leukemias in combination with cytarabine, and a Phase 2 clinical trial in acute myelogenous leukemia, or AML. We obtained worldwide development and commercialization rights to SNS-595 from Dainippon Sumitomo Pharma through a license agreement in 2003.

SNS-032 Program

SNS-032 is a targeted inhibitor of certain CDKs, including CDK2, CDK7 and CDK9. Kinases are enzymes critical in the communication and relay of signals to promote cell growth and function, and cyclin-dependent kinases relay signals in the cell cycle. By selectively targeting these CDKs, SNS-032 may halt both aberrant cell proliferation and induce apoptosis. In preclinical studies, SNS-032 has demonstrated broad anti-tumor activity in multiple mouse and human tumor models, including breast, ovarian, colorectal and skin cell cancers. We in-licensed SNS-032 from Bristol-Myers Squibb, or BMS, in April 2005.

BMS conducted three Phase 1 dose-escalation clinical trials evaluating the safety and tolerability of SNS-032 at three different dosing regimens in approximately 135 patients with refractory solid tumors. In January 2006, we commenced a Phase 1 clinical trial with SNS-032. We designed this trial to evaluate the safety and tolerability of daily, repeated exposures to SNS-032 as a stand-alone therapy in patients with advanced solid tumors.  We expect to release results of this Phase 1 clinical trial in the first half of 2007. In March 2007, we commenced a Phase 1 clinical trial with SNS-032 in B-cell lymphoid malignancies. We obtained worldwide rights to develop and commercialize SNS-032 for diagnostic and therapeutic applications from BMS through a license agreement in April 2005.

SNS-314 Program

SNS-314 is a targeted inhibitor of the Aurora A, B and C kinases. Aurora kinases are key enzymes involved in cell growth and division and play an essential role in the abnormal growth and proliferation of tumor cells. The goal of this program is to develop novel Aurora kinase inhibitors that exhibit broad activity in tumors and do not cause significant peripheral nerve cell death, known as peripheral neuropathy. We filed an IND with the FDA in February 2007 and expect to commence a Phase 1 clinical trial in the second quarter of 2007. We have retained worldwide rights to commercialize SNS-314.

Other Oncology Kinase Programs

We are applying Tethering® in several programs to discover and develop novel cancer therapeutics that inhibit other kinases.

Raf Kinase Inhibitors Program.   We are developing our Raf kinase inhibitors program in collaboration with Biogen Idec. We provided Raf kinase inhibitors to the collaboration and have jointly with Biogen Idec optimized these molecules to show oral antitumor activity in animal models. Raf kinase is an enzyme in the Ras pathway, a signaling pathway important to cell proliferation. The goal of this program is to develop Raf kinase inhibitors with improved pharmaceutical properties as compared to other Raf kinase inhibitors in development. We expect to select a compound for good laboratory practice, or GLP, preclinical development in late 2007.

Other Kinase Inhibitors Programs.   As part of our collaboration with Biogen Idec, we are applying Tethering® to discover novel small molecule leads that inhibit up to five additional oncology and immunology kinase targets. We and Biogen Idec are working together on the identification, optimization and development of inhibitor drugs for these kinases. We have an option to co-develop and co-promote the product candidates from two of the collaboration kinase targets, including Raf, developed through this program on a worldwide basis. We are also working on the identification and optimization of kinase inhibitor drugs outside of our collaboration with Biogen Idec.

Other Programs

Cathepsin S Inhibitors Program for Inflammatory Diseases.   In collaboration with Johnson & Johnson PRD, we applied Tethering® to discover small molecule inhibitors of Cathepsin S, an enzyme involved in the activation of T-cells. Inappropriate activation of T-cells may lead to some inflammatory diseases, such as asthma, rheumatoid arthritis, multiple sclerosis, psoriasis and Crohn’s disease. Although the research term of this collaboration ended in December 2005, our agreement with Johnson & Johnson PRD continues so long as a compound arising from the collaboration is the subject of an active development project or for so long as there is an obligation to pay royalties under the agreement. Several collaboration compounds continue to be evaluated in preclinical studies and are the subject of an active development project. Johnson & Johnson PRD holds worldwide rights to commercialize any drugs resulting from this program.

BACE Inhibitors for Alzheimer’s Disease.   We collaborated with Merck to identify and optimize inhibitors of BACE, an important enzyme target in Alzheimer’s disease. The research term of this collaboration ended in February 2006. Merck is responsible for advancing these compounds into lead optimization, preclinical studies and clinical trials, and collaboration compounds continue to be advanced in preclinical studies. Merck holds worldwide rights to commercialize any drugs resulting from this program.

Anti-Viral Inhibitors Program.   We are collaborating with Merck to identify novel small molecule inhibitors of an anti-viral target. We have licensed to Merck a series of small molecule compounds we derived from Tethering® that target a specific viral protein. Merck holds worldwide rights to commercialize any drugs resulting from this collaboration and is responsible for advancing these compounds into lead optimization, preclinical studies and clinical trials.

Anti-Cancer Program.   We collaborated with Biogen Idec to identify novel small molecule inhibitors of a non-kinase cancer target. We provided Biogen Idec with a series of small molecule compounds we derived from Tethering® that target a specific protein overexpressed in certain cancers, including breast and colorectal cancers. Biogen Idec holds worldwide rights to commercialize any drugs resulting from this collaboration and is responsible for advancing these compounds into lead optimization, preclinical studies and clinical trials.  This program is no longer being actively pursued by Biogen Idec.

LFA-1 Program.   We internally identified a series of small-molecule antagonists to the cell adhesion molecule LFA-1, an extracellular receptor found on white blood cells that mediates both migration and adhesion of the white blood cells to sites of inflammation as a part of the body’s immune response. LFA-1 antagonists have promise as therapeutic agents for immunological and inflammatory diseases including psoriasis, chronic dry eye, and multiple sclerosis. We discontinued development of our LFA-1 antagonist program in 2004 when we focused our research and development efforts in oncology. We licensed to SARcode worldwide rights to all of our LFA-1 patents and related know-how in March 2006.

Our Fragment-Based Drug Discovery Approach

We are applying Tethering® to discover and develop novel therapeutics for major diseases. Tethering® allows us to screen drug fragments based on binding properties, which enables us to potentially identify compounds that may not be discovered through conventional methods of drug discovery. We believe that this capability allows us to efficiently design product candidates that bind to sites or regions on a specific protein not readily accessed by other discovery methods. Tethering® is applicable to most proteins, and we have used Tethering® on over 15 different protein targets to date.

Corporate Strategy

We are focused on discovering, developing and commercializing novel small molecule therapeutics for oncology and other unmet medical needs. The key elements of our strategy are as follows:

•	focus on small molecules with differentiated therapeutic benefits;

•	maximize the value of our pipeline of product candidates through internal development and strategic collaborations; and

•	expand our portfolio of product candidates through our internal drug discovery engine and selective in-licensing.

Additional Information

We were incorporated in Delaware in February 1998 as Mosaic Pharmaceuticals, Inc., and we subsequently changed our name to Sunesis Pharmaceuticals, Inc. Our offices are headquartered at 341 Oyster Point Boulevard, South San Francisco, California 94080, and our telephone number is (650) 266-3500. We maintain an internet website at http://www.sunesis.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the “Investors and Media” section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.

Sunesis, Tethering® and  , our logo are registered trademarks of our company. All other trademarks, trade names and service marks appearing in this report are the property of their respective owners.

THE OFFERING

Common stock offered by us	4,750,000 shares

Common stock to be outstanding after this offering	34,223,297 shares

Use of proceeds
We intend to use the net proceeds of this offering to fund clinical and preclinical development of our product candidates, to discover additional product candidates and for general corporate purposes, including capital expenditures and working capital. We may use a portion of the net proceeds of this offering to in-license product candidates or to invest in businesses or technologies that we believe are complementary to our own. We will retain broad discretion in the allocation of the net proceeds from this offering. Pending use, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments.

NASDAQ Global Market symbol	“SNSS”

The number of shares of common stock to be outstanding immediately following this offering is based on the 29,473,297 shares outstanding as of March 31, 2007 and excludes:

•	2,693,237 shares of common stock underlying warrants outstanding as of March 31, 2007 at a weighted average exercise price of $6.83 per share;

•	3,965,988 shares of common stock underlying options outstanding as of March 31, 2007 at a weighted average exercise price of $4.31 per share; and

•
2,005,496 shares available for issuance or future grant as of March 31, 2007 under our 2005 Equity Incentive Award Plan, or 2005 Plan, 2006 Employment Commencement Incentive Plan and Employee Stock Purchase Plan, or Purchase Plan, as well as any additional shares available as a result of automatic increases in the number of shares of common stock reserved for future issuance under the 2005 Plan and the Purchase Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We may not ever achieve or sustain profitability.

We are a clinical-stage biopharmaceutical company with a limited operating history. We are not profitable and have incurred losses in each year since our inception in 1998. We do not currently have any products that have been approved for marketing, and we continue to incur research and development, and general and administrative expenses related to our operations. Our net loss for 2006, 2005 and 2004 was $31.2 million, $27.5 million (excluding a preferred stock dividend of $88.1 million) and $20.5 million, respectively. As of March 31, 2007, we had an accumulated deficit of $249.6 million, including an $88.1 million deemed dividend related to our initial public offering, or IPO, in September 2005. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase significantly, especially upon commencing Phase 3 clinical trials, as we continue our research activities and conduct development of, and seek regulatory approvals for, our product candidates, and commercialize any approved drugs. Our losses, among other things, have caused and will continue to cause our stockholders’ equity and working capital to decrease. To date, we have derived all of our revenue from collaboration agreements and, to a lesser extent, grants and fellowships. We do not anticipate that we will generate revenue from the sale of products for the foreseeable future. If our product candidates fail in clinical trials or do not gain regulatory approval, or if our future products do not achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

We are advancing multiple product candidates through discovery and development. We anticipate that our cash, cash equivalents, marketable securities and available credit facilities, together with the net proceeds from this offering and revenue generated from our collaborations, will be sufficient to fund our operations at least through 2008. However, we will need to raise substantial additional capital to continue our discovery, development and commercialization activities. We plan to retain the development and commercialization rights to some of our novel cancer therapeutics at least until we have completed a Phase 2 clinical trial to maximize our economic upside, which will require substantial expenditures by us. In 2007, we intend to enter into a strategic partnership for one of our product candidates wherein we would extend the geographic reach of the product candidate while retaining significant U.S. ownership.

We will need to raise substantial additional capital to:

•	fund clinical trials and seek regulatory approvals;

•	pursue the development of additional product candidates;

•	expand our research and development activities;

•	build or access manufacturing and commercialization capabilities;

•	implement additional internal systems and infrastructure;

•	maintain, defend and expand the scope of our intellectual property portfolio; and

•	hire additional management and scientific personnel.

Our future funding requirements will depend on many factors, including but not limited to:

•	the rate of progress and cost of our clinical trials, preclinical studies and other discovery and research and development activities;

•	the costs associated with establishing manufacturing and commercialization capabilities;

•	the costs of acquiring or investing in businesses, product candidates and technologies;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs and timing of seeking and obtaining FDA and other regulatory approvals;

•	the effect of competing technological and market developments; and

•	the economic and other terms and timing of any collaboration, licensing or other arrangements into which we may enter.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs. In addition, we plan to partner one or more of our product candidate programs at an earlier stage of development, which would lower the economic value of such program or programs to our company.

There is a high risk that our drug discovery and development activities could be halted significantly or delayed for various reasons.

Most of our product candidates are in the early stages of drug discovery or development and are prone to the risks of failure inherent in drug development. As of the date of this report, only two of our product candidates, SNS-595 and SNS-032, have been tested in humans. We and our collaboration partners will need to conduct significant additional preclinical studies and clinical trials before we or our collaboration partners can demonstrate that our product candidates are safe and effective to the satisfaction of the FDA and other regulatory authorities. In our industry, it is unlikely that the limited number of compounds that we have identified as potential product candidates will actually lead to successful product development efforts. Failure can occur at any stage of the process, and successful preclinical studies and early clinical trials do not ensure that later clinical trials will be successful. Product candidates in later stage trials may fail to show desired efficacy and safety traits despite having progressed through initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials.

We do not know whether our ongoing Phase 1 and Phase 2 clinical trials with SNS-595, our ongoing and planned Phase 1 clinical trials with SNS-032, our planned Phase 1 clinical trial with SNS-314, or any other future clinical trials with any of our product candidates will be completed on schedule, or at all, or whether our ongoing or planned Phase 1 and Phase 2 clinical trials will begin on time. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	limited number of, and competition for, suitable patients with particular types of cancer for enrollment in clinical trials;

•	delays or failures in obtaining regulatory approval to commence a clinical trial;

•	delays or failures in obtaining sufficient clinical materials;

•	delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites; or

•	delays or failures in obtaining institutional review board approval to conduct a clinical trial at a prospective site.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols; and

•	inability to monitor patients adequately during or after treatment.

For example, due to potential complications from treatment in our planned Phase 1 clinical trial of SNS-032 in B-cell lymphoid malignancies, we will need to provide patients enrolling in this clinical trial with in-patient hospital care. We believe that this may result in difficulty in recruiting patients and increased costs in performing the clinical trial. Additionally, our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, our company or, in some cases, our collaboration partners. Any failure or significant delay in completing clinical trials for our product candidates could harm our financial results and the commercial prospects for our product candidates.

Our clinical trials for our lead product candidates, SNS-595, SNS-032 and SNS-314, may not demonstrate safety or efficacy or lead to regulatory approval.

Our lead product candidates, SNS-595, SNS-032 and SNS-314, are small-molecule therapeutics being developed for the treatment of certain types of cancer. Many cancer drugs promote cancer cell death by inhibiting cell proliferation, and commonly have a narrow dose range between efficacy and toxicity, commonly known as a “therapeutic window.” Based on the results of our Phase 1 clinical trials, we may select a dose for use in future clinical trials that may prove to be ineffective in treating cancer. If our clinical trials result in unacceptable toxicity or lack of efficacy, we may have to terminate further clinical trials for SNS-595, SNS-032 and/or SNS-314. Even if we are able to find a proper dose that balances the toxicity and efficacy of one or more of our product candidates, we will be required to conduct extensive additional clinical trials before we are able to seek the regulatory approvals needed to market them. If clinical trials of SNS-595, SNS-032 and/or SNS-314 are halted, or if they do not show that these product candidates are safe and effective, our future growth would be limited and we may not have any other product candidates to develop. Furthermore, our current development strategy for each of SNS-595, SNS-032 and SNS-314 is to test the efficacy and toxicity of each product candidate as a single agent.  We may later determine that one or more of these product candidates is more efficacious and/or less toxic in combination with another approved cancer drug. Likewise, each of our product candidates may only receive FDA and foreign approvals, if at all, in combination with another cancer drug.

In addition to the risks described above, we are aware of risks that are specific to SNS-032. In previous Phase 1 clinical trials of SNS-032, significant safety risks were observed in patients who were administered SNS-032 on either a one-hour or a 24-hour infusion once every three weeks. For example, increases in certain phases of the cardiac cycle, known as the QT interval, or the corrected QT interval, or QTc, on the electrocardiograms of patients were observed in patients receiving the 24-hour infusion regimen. Increased QT intervals may be associated with increased risk for cardiac rhythm abnormalities, some of which can be serious, life-threatening events. In addition, pronounced, rapidly reversible decreases in white blood cells were observed following infusion under the one-hour infusion regimen, most likely associated with higher peak drug levels in this regimen. Further, some patients also experienced reversible liver toxicity, which limited the amount of drug that could be administered to those patients. Two of these planned clinical trials were discontinued prior to completion and prior to determination of a maximum tolerated dose. Both of these trials were discontinued by the former sponsor, BMS, because of a change in priorities within BMS’ portfolio. We will not receive regulatory approval for SNS-032 unless we are able to deliver therapeutically active doses of SNS-032 while keeping toxicities at acceptable levels. In our existing Phase 1 clinical trial, we are delivering the drug on a daily basis in a one-hour infusion for five consecutive days. There is a significant risk that this dose and regimen may not allow us to achieve efficacious exposure in the absence of dose-limiting toxicity, and thus SNS-032 may not advance as a single agent therapeutic.

In our Phase 1 clinical trial of SNS-032 in B-cell lymphoid malignancies, we are aware that SNS-032 has the potential to kill a large number of cancer cells rapidly and all at once and the contents of those cells may be released into a patient’s bloodstream. This may result in a higher risk of a severe complication called tumor lysis syndrome. If tumor lysis syndrome occurs, some chemicals in a patient’s blood, such as potassium, uric acid and phosphate levels will rise, whereas some others like calcium may decline. Tumor lysis syndrome, if severe enough, may result in kidney failure and without treatment, can be life-threatening. We are aware that this severe complication has a higher risk of occurring early in the course of treatment and we are taking measures, which may not be effective, to prevent, monitor and treat this complication should it occur.

In addition, in clinical trials to date SNS-032 has demonstrated variable pharmacokinetics, or PK, which is the measure of the concentration of drug in the bloodstream over time. The PK variability results in differences in drug exposure between patients, and in some cases in the same patient, who are administered the same dose of SNS-032. Dose levels in Phase 2 clinical trials will be selected primarily based on safety criteria. Because of the observed PK variability between and among patients, we believe that there is a risk that some patients may receive sub-therapeutic exposure, limiting the opportunity to show activity and efficacy for SNS-032. As with other product candidates in the biotechnology industry at this stage of development, even if we are able to find adequate doses and schedules from our planned Phase 2 clinical trials, we will be required to conduct extensive additional clinical trials before we are able to seek regulatory approval to market SNS-032.

If we fail to maintain our existing, or enter into new, strategic collaborations, we may have to reduce or delay our product candidate development or increase our expenditures.

Our business model is based in part upon entering into strategic collaborations for discovery and/or development of some of our product candidates. In particular, we are substantially dependent on our strategic collaboration with Biogen Idec to discover, develop and commercialize small molecule inhibitors of Raf kinase and up to five additional targets. The agreement may be terminated by Biogen Idec without cause at any time upon 90 days’ written notice. If we are not able to maintain this collaboration with Biogen Idec or our other existing collaborations, or establish and maintain additional strategic collaborations of similar scope:

•	the development of our current or future product candidates may be terminated or delayed;

•	our cash expenditures related to development of our current or future product candidates would increase significantly;

•	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted;

•	we will bear all of the risk related to the development of each of our current and future product candidates; and

•	we may be unable to meet demand for any future products that we may develop.

In that event, we would likely be required to limit the size or scope of one or more of our programs.

The results of preclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies.

Prior to receiving approval to commercialize any of our product candidates in the United States or abroad, we and our collaboration partners must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such product candidates are safe and effective for their intended uses. The results from preclinical studies and clinical trials can be interpreted in different ways. Even if we and our collaboration partners believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering any of our product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials of our product candidates and result in the FDA or other regulatory authorities denying approval of our product candidates for any or all targeted indications.

Our approach to developing cancer therapeutics by inhibiting cyclin-dependent kinases, Aurora kinases and Raf kinases has not been clinically validated and may not be successful.

We have programs to develop small molecule inhibitors of CDK, Aurora and Raf kinases for the treatment of cancer. SNS-032 is a CDK inhibitor, and SNS-314 is an Aurora kinase inhibitor. The therapeutic benefit of inhibiting CDK, Aurora or Raf kinases in the treatment of human cancer has not been established definitively. Although a competitive kinase inhibitor, Nexavar®, has recently been approved and is commencing commercial use, this compound inhibits Raf and other kinases and its non-Raf kinase activities may be responsible for its efficacy. In addition, there are conflicting scientific reports regarding the reliance or necessity of CDK2 in the cell-cycle. Although several other companies have CDK and Aurora kinase programs, we are not aware of any candidates that have demonstrated therapeutic benefit in clinical testing. If CDK, Aurora or Raf kinase inhibition is not an effective treatment of human cancer, SNS-032, SNS-314 and any other drug candidates from these programs may have little or no commercial value.

The failure to enroll patients for clinical trials may cause delays in developing our product candidates.

We may encounter delays if we or our collaboration partners are unable to enroll enough patients to complete clinical trials. Patient enrollment depends on many factors, including, the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Moreover, when one product candidate is evaluated in multiple clinical trials simultaneously, patient enrollment in ongoing trials can be adversely effected by negative results from completed trials. Our product candidates are focused in oncology, which can be a difficult patient population to recruit. Without exception, oncology patients have failed treatment in first and second line treatment before enrolling in a study of an investigational product candidate.

We rely on a third party to manufacture our product candidates, including SNS-595, SNS-032 and SNS-314, and depend on a single supplier for SNS-595 and SNS-032. There is a limited number of manufacturers that are capable of manufacturing the active ingredient of SNS-595.

We do not currently own or operate manufacturing facilities and lack the capability to manufacture any of our product candidates on a clinical or commercial scale. As a result, we rely on third parties to manufacture both the active pharmaceutical ingredients, or API, and drug products for SNS-595, SNS-032 and SNS-314. The APIs are classified as toxic substances, limiting the available manufacturers. We believe that there are at least five contract manufacturers in North America with suitable capabilities for API manufacture, and at least four that can manufacture our drug products. If our third-party manufacturers are unable or unwilling to produce API, we will need to establish contracts with other suppliers. However, establishing a relationship with an alternative supplier would likely delay our ability to produce API for six to nine months, during which time we will rely on current inventory to supply our drug product manufacturing activities. We expect to continue to depend on third-party contract manufacturers for the foreseeable future.

Our product candidates require precise, high quality manufacturing. A contract manufacturer is subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with current Good Manufacturing Practice, or cGMP, and other applicable government regulations and corresponding foreign standards. Our contract manufacturer’s failure to achieve and maintain high manufacturing standards in compliance with cGMP regulations could result in manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.

To date, our product candidates have been manufactured in small quantities for preclinical studies and clinical trials. Prior to one of our product candidates being approved for commercial sale, we will need to manufacture that product in larger quantities. Significant scale-up of manufacturing will be accompanied by significant validation studies, which will be reviewed by the FDA prior to approval. If we are unable to successfully increase the manufacturing capacity for a product candidate, the regulatory approval or commercial launch may be delayed or there may be a shortage in commercial supply.

Any performance failure on the part of a contract manufacturer could delay clinical development or regulatory approval of our product candidates or commercialization of our future products, depriving us of potential product revenue and resulting in additional losses. In addition, our dependence on a third parties for manufacturing may adversely affect our future profit margins. Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates for commercial sale. Such approval would require new testing and compliance inspections. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

We expect to significantly expand our clinical research and development and marketing capabilities, and any difficulties retaining key personnel or managing this growth could disrupt our operations.

We are highly dependent on the principal members of our management and technical staff. We expect to significantly expand our clinical research and development and marketing capabilities by increasing expenditures in these areas, hiring additional employees and expanding the scope of our current operations. Future growth will require us to continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to retain, recruit and train additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. The competition for qualified personnel in the biopharmaceutical field is intense. We are highly dependent on our continued ability to attract, retain and motivate highly-qualified management, clinical and scientific personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

If we are sued for infringing intellectual property rights of third parties, litigation will be costly and time consuming and could prevent us from developing or commercializing our future products.

Our commercial success depends on not infringing the patents and proprietary rights of other parties and not breaching any collaboration or other agreements we have entered into with regard to our technologies and product candidates. Numerous third-party U.S. and foreign issued patents and pending applications exist in the area of kinases, including CDK, Aurora and Raf kinases for which we have research programs. Because patent applications can take several years to issue, there may be pending applications that may result in issued patents that cover our technologies or product candidates. For example, some pending patent applications contain broad claims that could represent freedom to operate limitations for some of our kinase programs should they be issued unchanged. If we wish to use the technology or compound claimed in issued and unexpired patents owned by others, we will need to obtain a license from the owner, enter into litigation to challenge the validity of the patents or incur the risk of litigation in the event that the owner asserts that we infringe its patents.

If a third party asserts that we infringe its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

•
infringement and other intellectual property claims, which would be costly and time consuming to litigate, whether or not the claims have merit, and which could delay the regulatory approval process and divert management’s attention from our business;

•	substantial damages for past infringement, which we may have to pay if a court determines that our product candidates or technologies infringe a competitor’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our technologies or future drugs unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

•	if a license is available from a third party, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights.

If our competitors develop and market products that are more effective, safer or less expensive than our future products, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive, and we face significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address cancer and other unmet medical needs. We are developing small molecule therapeutics that will compete with other drugs and therapies that currently exist or are being developed. Many of our competitors have significantly greater financial, manufacturing, marketing and drug development resources than we do. Large pharmaceutical companies in particular have extensive experience in clinical testing and in obtaining regulatory approvals for drugs. These companies also have significantly greater research capabilities than we do. In addition, many universities and private and public research institutes are active in cancer, Alzheimer’s and inflammation research, some of which are in direct competition with us.

Our product candidates will compete with a number of drugs that are currently marketed or in development that also target proliferating cells. These drugs include marketed products, such as irinotecan, doxorubicin and taxanes, which are generic and widely available, and many other cell-cycle inhibitors that have been shown to be effective anti-cancer agents. To compete effectively with these agents, our product candidates will need to demonstrate advantages that lead to improved clinical efficacy compared to these competitive products. We also compete with other companies that may be pursuing drug discovery using other technologies, including fragment-based technologies.

We believe that our ability to successfully compete will depend on, among other things:

•	our ability to develop novel compounds with attractive pharmaceutical properties and to secure and protect intellectual property rights based on our innovations;

•	the efficacy, safety and reliability of our product candidates;

•	the speed at which we develop our product candidates;

•	our ability to design and successfully execute appropriate clinical trials;

•	our ability to maintain a good relationship with regulatory authorities;

•	the timing and scope of regulatory approvals;

•	our ability to manufacture and sell commercial quantities of future products to the market; and

•	acceptance of future products by physicians and other healthcare providers.

If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete.

Our proprietary Tethering® drug discovery approach is experimental and may not discover any therapeutic compounds of commercial value.

We have developed a proprietary drug discovery approach called “Tethering®.” Tethering® is a process whereby a target protein known to be involved in a disease process is engineered to facilitate the binding of small drug fragments. Once a small fragment is identified, the fragment is built out using the target protein’s surface as a template to make a new full-size therapeutic compound. Tethering® is unproven as a drug discovery approach. We have only conducted preclinical studies of product candidates discovered through Tethering®. Our Tethering® drug discovery approach may not identify any therapeutic compounds of commercial value.

We rely on third parties to conduct our clinical trials for SNS-595 and SNS-032 and plan to rely on third parties to conduct our clinical trials for SNS-314. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize SNS-595, SNS-032, SNS-314 or any of our other product candidates.

We do not have the ability to independently conduct clinical trials for SNS-595, SNS-032, SNS-314 or any other product candidate. We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our planned and existing clinical trials in the United States, Canada and Europe of our product candidates for which we do not have a collaboration. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, do not meet expected deadlines or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or for any other reason, we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated or may need to be repeated, and we may not be able to obtain regulatory approval for or commercialize the product candidate being tested in such trials.

The commercial success of our collaborations depends in part on the development and marketing efforts of our collaboration partners, over which we have limited control. If our collaborations are unsuccessful, our potential to develop and commercialize products through our collaborations, and to generate future revenue from the sale of these products, would be significantly reduced.

Our dependence on collaboration arrangements subjects our company to a number of risks. Our ability to develop and commercialize drugs that we develop with our collaboration partners depends on our collaboration partners’ ability to establish the safety and efficacy of our product candidates, obtain and maintain regulatory approvals and achieve market acceptance of a product once commercialized. Our collaboration partners may elect to delay or terminate development of one or more product candidates, independently develop products that compete with ours, or fail to commit sufficient resources to the marketing and distribution of products developed through their collaborations with us. In the event that one or more of our collaboration partners fails to diligently develop or commercialize a product candidate covered by one of our collaboration agreements, we may have the right to terminate our partner’s rights to such product candidate but we will not receive any future revenue from that product candidate unless we are able to find another partner or commercialize the product candidate on our own, which is likely to result in significant additional expense. Business combinations, significant changes in business strategy, litigation and/or financial difficulties may also adversely affect the willingness or ability of one or more of our collaboration partners to complete their obligations under our collaboration agreements. If our collaboration partners fail to perform in the manner we expect, our potential to develop and commercialize products through our collaborations, and to generate future revenue from the sale of these products, would be significantly reduced.

If conflicts of interest arise between our collaboration partners and us, any of them may act in their self-interest, which may be adverse to our interests.

If a conflict of interest arises between us and one or more of our collaboration partners, they may act in their own self-interest and not in the interest of our company or our stockholders. Some of our collaboration partners are conducting, and any of our future collaboration partners may conduct, multiple product development efforts within the disease area that is the subject of collaboration with our company. In some of our collaborations, we have agreed not to conduct, independently or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaboration partners, however, may develop, either alone or with others, products in related fields that are competitive with the product candidates that are the subject of these collaborations. Competing products, either developed by our collaboration partners or to which our collaboration partners have rights, may result in their withdrawal of support for our product candidates.

If one or more of our collaboration partners were to breach or terminate their collaboration agreements with us or otherwise fail to perform their obligations thereunder in a timely manner, the preclinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated. We do not know whether our current or any future collaboration partners will pursue alternative technologies or develop alternative product candidates, either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases targeted by collaboration agreements with our company.

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend on our ability to obtain patents and maintain adequate protection for our technologies and product candidates in the United States and other countries. As of December 31, 2006, we owned or had exclusive rights to 166 issued U.S. and foreign patents and 181 pending U.S. and foreign patent applications. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

We apply for patents covering both our technologies and product candidates, as we deem appropriate. However, we may fail to apply for patents on important technologies or product candidates in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products and technologies. In addition, we generally do not control the patent prosecution of subject matter that we license to and from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would over our own. Moreover, the patent positions of biopharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of patents cannot be predicted with certainty. In addition, we do not know whether:

•	we or our licensors were the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ pending patent applications will result in issued patents;

•	any of our or our licensors’ patents will be valid or enforceable;

•	any patents issued to us or our licensors and collaboration partners will provide us with any competitive advantages, or will be challenged by third parties;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will have an adverse effect on our business.

We also rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our or our collaboration partners’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, foreign courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed.

The composition of matter patents covering SNS-595 are due to expire in 2015. Even if SNS-595 is approved by the FDA, we may not be able to recover our development costs prior to the expiration of these patents.

The composition of our lead product candidate, SNS-595, is covered by U.S. patent 5,817,669 and its counterpart patents and patent applications in 43 foreign jurisdictions. U.S. patent 5,817,669 is due to expire on October 6, 2015, and most of its foreign counterparts are due to expire on June 6, 2015. We do not know whether patent term extensions and data exclusivity periods will be available in the future. SNS-595 must undergo extensive clinical trials before it can be approved by the FDA. We do not know when, if ever, SNS-595 will be approved by the FDA. Even if SNS-595 is approved by the FDA in the future, we may not have sufficient time to commercialize SNS-595 to enable us to recover our development costs prior to the expiration of the U.S. and foreign patents covering SNS-595. Our obligation to pay royalties to Dainippon, the company from which we licensed SNS-595, may extend beyond the patent expiration, which will further erode the profitability of this product.

The composition of matter patents covering SNS-032 are due to expire in 2018 in the U.S. Even if SNS-032 is approved by the FDA, we may not be able to recover our development costs prior to the expiration of these patents.

The composition of our product candidate SNS-032 is covered by U.S. patent 6,515,004 and its counterpart patents and patent applications in 33 foreign jurisdictions. U.S. patent 6,515,004 is due to expire on October 21, 2018, and most of its foreign counterparts are due to expire on May 9, 2021. We do not know whether patent term extensions and data exclusivity periods will be available in the future. SNS-032 must undergo extensive clinical trials before it can be approved by the FDA. We do not know when, if ever, SNS-032 will be approved by the FDA. Even if SNS-032 is approved by the FDA in the future, we may not have sufficient time to commercialize SNS-032 to enable us to recover our development costs prior to the expiration of the U.S. and foreign patents covering SNS-032. Our obligation to pay royalties to BMS, the company from which we licensed SNS-032, may extend beyond the patent expiration, which will further erode the profitability of this product.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

Many of our employees were previously employed at universities or biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize our product candidates, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We currently have limited marketing staff and no sales or distribution organization. If we are unable to develop a sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our future products.

We currently have no sales or distribution capabilities and limited marketing staff. We intend to establish our own sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize some future products, which will be expensive and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. With respect to other future products, we plan to collaborate with third parties that have direct sales forces and established distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue is likely to be lower than if we directly marketed or sold our products. In addition, any revenue we receive will depend upon the efforts of third parties, which may not be successful and are only partially within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize these future products. If we are not successful in commercializing our future products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

We depend on various scientific consultants and advisors for the success and continuation of our research and development efforts.

We work extensively with various scientific consultants and advisors. The potential success of our drug discovery and development programs depends, in part, on continued collaborations with certain of these consultants and advisors. We rely on certain of these consultants and advisors for expertise in our research, regulatory and clinical efforts. Our scientific advisors are not our employees and may have commitments and obligations to other entities that may limit their availability to us. We do not know if we will be able to maintain such consulting agreements or that such scientific advisors will not enter into other arrangements with competitors, any of which could have a detrimental impact on our research objectives and could have a material adverse effect on our business.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

Our facilities are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fires, floods, power loss, communications failures and similar events. We are in the process of designing and implementing a disaster relief plan. However, even if such a plan were in place, if any disaster were to occur, our ability to operate our business at our facilities may be seriously or completely impaired and our research could be lost or destroyed. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from a disaster.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changed legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from revenue generating to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may also be harmed. In addition, it has become more expensive for us to obtain director and officer liability insurance. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

Risks Related to Our Industry

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates.

The research, testing, manufacturing, selling and marketing of drug candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. Neither we nor our collaboration partners are permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA. Neither we nor our collaboration partners have received marketing approval for any of our product candidates. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending NDAs or supplements to approved NDAs.

Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years.  Furthermore, the development process for oncology products may take longer than other therapeutic areas. The FDA also has substantial discretion in the drug approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including:

•	a drug candidate may not be deemed safe or effective;

•	FDA officials may not find the data from preclinical studies and clinical trials sufficient;

•	the FDA might not approve our or our third-party manufacturer’s processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

Even if we receive regulatory approval to market our product candidates, the market may not be receptive to our products.

Even if our product candidates obtain regulatory approval, resulting products, if any, may not gain market acceptance among physicians, patients, healthcare payors and/or the medical community. We believe that the degree of market acceptance will depend on a number of factors, including:

•	timing of market introduction of competitive products;

•	efficacy of our product;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our future products, both in absolute terms and relative to alternative treatments; and

•	availability of reimbursement from health maintenance organizations and other third-party payors.

The potential toxicity of single and repeated doses of SNS-595 has been explored in a number of animal studies that suggest the mechanism-based dose-limiting toxicities in humans receiving SNS-595 may be similar to some of those observed in approved cytotoxic agents, including temporary toxicity to bone marrow cells, the gastrointestinal system and other systems with rapidly dividing cells. In our Phase 1 and Phase 2 clinical trials, we have witnessed the following side effects, irrespective of severity, ranging from mild to more severe:  lowered white blood cell count that may lead to a serious or possibly life-threatening infection, hair loss, fatigue, nausea with or without vomiting, lowered platelet count, which may lead to an increase in bruising or bleeding, lowered red blood cell count (anemia), weakness, tiredness, shortness of breath and diarrhea.

In previous clinical trials conducted by BMS, SNS-032 has been administered by intravenous, or IV, infusion on a once-a-week and once-every-three-weeks basis. We believe that SNS-032 will need to be administered on a more frequent basis to show efficacy. Our current Phase 1 clinical trial design for SNS-032 includes administration of SNS-032 by a one-hour IV infusion once a day for five consecutive days, followed by 16 days without the drug. This IV regimen is inconvenient for patients, and commercial success may depend on developing an effective oral formulation of SNS-032. Should the development of an oral formulation be necessary, it could be costly and result in delays for the advancement of the program, and we cannot be certain that we will be able to develop an effective oral formulation for SNS-032. In our Phase 1 clinical trial, we have witnessed the following side effects, irrespective of severity, ranging from mild to more severe:  fatigue, nausea with or without vomiting, diarrhea, anorexia, injection site reaction and inflammation of the pharynx and the mucous lining of the mouth.

If our future products fail to achieve market acceptance, we may not be able to generate significant revenue to achieve or sustain profitability.

Even if we receive regulatory approval for a product candidate, we will be subject to ongoing FDA obligations and continued regulatory review, which may result in significant additional expense and limit our ability to commercialize our future products.

Any regulatory approvals that we or our collaboration partners receive for our product candidates may also be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, if the FDA approves any of our product candidates, the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. The subsequent discovery of previously unknown problems with the product, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product, and could include withdrawal of the product from the market.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and we may not achieve or sustain profitability.

The coverage and reimbursement status of newly approved drugs is uncertain, and failure to obtain adequate coverage and reimbursement could limit our ability to market any future products we may develop and decrease our ability to generate revenue.

There is significant uncertainty related to the third party coverage and reimbursement of newly approved drugs both nationally and internationally. The commercial success of our future products in both domestic and international markets depends on whether third-party coverage and reimbursement is available for the ordering of our future products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to manage healthcare costs by limiting both coverage and the level of reimbursement of new drugs and, as a result, they may not cover or provide adequate payment for our future products. These payors may not view our future products as cost-effective, and reimbursement may not be available to consumers or may not be sufficient to allow our future products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of our future products. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our future products may reduce any future product revenue.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We intend to market our future products in international markets. In order to market our future products in Canada, the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals. We have had limited interactions with foreign regulatory authorities, and the approval procedures vary among countries and can involve additional testing at significant cost, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemicals and radioactive and biological materials in our business and are subject to a variety of federal, state and regional local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials. Although we believe our safety procedures for handling and disposing of these materials and waste products comply with these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could significantly exceed our insurance coverage, which is limited to $100,000 for pollution cleanup, and we are uninsured for third-party contamination injury.

We may be subject to costly claims related to our clinical trials and may not be able to obtain adequate insurance.

Because we conduct clinical trials in humans, we face the risk that the use of our product candidates will result in adverse side effects. We cannot predict the possible harms or side effects that may result from our clinical trials. Although we have clinical trial liability insurance for up to $10.0 million, our insurance may be insufficient to cover any such events. We do not know whether we will be able to continue to obtain clinical trial coverage on acceptable terms, or at all. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, our insurance coverage. There is also a risk that third parties that we have agreed to indemnify could incur liability. Any litigation arising from our clinical trials, even if we were ultimately successful, would consume substantial amounts of our financial and managerial resources and may create adverse publicity.

Foreign governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market our future products in both the United States and foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our future product to other available therapies. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Risks Related to the Offering

The price of our common stock may continue to be volatile, and the value of an investment in our common stock may decline.

We sold shares of our common stock as part of the initial public offering of our common stock in September 2005 at a price of $7.00 per share and our stock price has subsequently traded as high as $7.10 and as low as $4.01 per share. The following factors, in addition to other risk factors described in this prospectus supplement, may have a significant impact on the market price of our common stock:

•	results from, and any delays in or discontinuance of, our clinical trial programs, including our ongoing and planned clinical trials for SNS-595, SNS-032 and SNS-314;

•
announcements of FDA non-approval of our product candidates, including SNS-595, SNS-032 or SNS-314, delays in filing regulatory documents with the FDA or other regulatory agencies, or delays in the review process by the FDA or other foreign regulatory agencies;

•	failure or discontinuation of any of our research programs;

•	announcements relating to future collaborations or our existing collaborations with Biogen Idec, Johnson & Johnson PRD and Merck;

•	delays in the commercialization of our future products;

•	market conditions in the pharmaceutical, biopharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	introduction of technological innovations or new products by us or our competitors;

•	issues in manufacturing our product candidates or future products;

•	market acceptance of our future products;

•	deviations in our operating results from the estimates of analysts;

•	third-party healthcare reimbursement policies;

•	FDA or other U.S. or foreign regulatory actions affecting us or our industry;

•	litigation or public concern about the safety of our product candidates or future drugs;

•	sales of our common stock by our officers, directors or significant stockholders; and

•	additions or departures of key personnel.

In particular, you may not be able to resell your shares at or above your purchase price. The stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that have been often unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering to fund clinical and preclinical development of our product candidates, to discover additional product candidates and for general corporate purposes, including capital expenditures and working capital. We may also use a portion of the net proceeds from this offering to in-license product candidates or to invest in businesses or technologies that we believe are complementary to our own. Our management will, however, have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock. See “Use of Proceeds.”

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than what the book value per share of our common stock will be immediately after the offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $4.43 per share, if you purchase shares of common stock in this offering, you will experience immediate dilution of $2.45 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we sell shares of our common stock in future financings, common stockholders may experience immediate dilution and, as a result, our stock price may go down.

We may from time to time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our common stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future following this offering, including the issuance of debt securities, preferred stock or additional shares of common stock. We may also issue additional shares to our employees, directors or consultants, in connection with corporate alliances or acquisitions. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. Such sales could reduce the market price of our common stock.

The ownership of our common stock is highly concentrated, and your interests may conflict with the interests of our existing stockholders.

Our executive officers and directors and their affiliates, together with the holders of greater than five percent of our outstanding common stock, beneficially owned approximately 61.33% of our outstanding common stock as of February 9, 2007. Accordingly, these stockholders, acting as a group, have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have never paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain for the foreseeable future.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult to change management.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

•	a classified board of directors so that not all directors are elected at one time;

•	a prohibition on stockholder action through written consent;

•	limitations on our stockholders’ ability to call special meetings of stockholders;

•	an advance notice requirement for stockholder proposals and nominations; and

•	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine.

In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of our company.

Provisions in our charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included or incorporated by reference in this prospectus supplement, particularly in the “Risk Factors” section beginning on page S-7, important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, capital raising or in-licensing transactions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

Our net proceeds from the sale of the 4,750,000 shares of common stock we are offering will be approximately $19.43 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to fund clinical and preclinical development of our product candidates, to discover additional product candidates and for general corporate purposes, including capital expenditures and working capital. We may also use a portion of the net proceeds of this offering to in-license product candidates or to invest in businesses or technologies that we believe are complementary to our own. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. Pending use, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments.

We anticipate that our cash, cash equivalents, marketable securities and available credit facilities, together with the net proceeds from this offering and revenue generated from our collaborations, will be sufficient to fund our operations at least through 2008. However, see “Risk Factors - We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and marketable securities and capitalization as of March 31, 2007 on an actual basis, and on an as-adjusted basis to give effect to the sale of 4,750,000 shares of common stock in this offering based on the public offering price of $4.43 per share after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. This table should be read in conjunction with the financial statements and related information incorporated by reference.

	At March 31, 2007
	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents and marketable securities	$53,123	$72,561
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value, 100,000,000 shares authorized, 29,473,297 shares issued and outstanding before the offering, 34,223,297 shares issued and outstanding after the offering	3	4
Additional paid-in capital	298,822	318,259
Deferred compensation	(834)	(834)
Accumulated other comprehensive income (loss)	(14)	(14)
Accumulated deficit	(249,614)	(249,614)
Total stockholders’ equity	48,363	67,801
Total capitalization	$48,363	$67,801

The number of shares of common stock to be outstanding immediately following this offering is based on the 29,473,297 shares outstanding as of March 31, 2007 and excludes:

•	2,693,237 shares of common stock underlying warrants outstanding as of March 31, 2007 at a weighted average exercise price of $6.83 per share;

•	3,965,988 shares of common stock underlying options outstanding as of March 31, 2007 at a weighted average exercise price of $4.31 per share; and

•
2,005,496 shares available for issuance or future grant as of March 31, 2007 under our 2005 Plan, 2006 Employment Commencement Incentive Plan and Purchase Plan, as well as any additional shares available as a result of automatic increases in the number of shares of common stock reserved for future issuance under the 2005 Plan and the Purchase Plan.

DILUTION

The net tangible book value of our common stock on March 31, 2007 was approximately $48.4 million, or $1.64 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale by us of 4,750,000 shares of common stock in this offering based on the public offering price of $4.43 per share and after deducting the underwriters’ discounts and commissions and estimated offering expenses of $0.45 million payable by us, our net tangible book value at March 31, 2007 would have been approximately $67.80 million, or $1.98 per share. This represents an immediate increase in net tangible book value of $0.34 per share to existing stockholders and an immediate dilution of $2.45 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share		$4.43
Net tangible book value per share as of March 31, 2007	$1.64
Increase per share attributable to new investors	0.34
Adjusted net tangible book value per share after the offering		1.98
Dilution per share to new investors		$2.45

The number of shares of common stock to be outstanding immediately following this offering is based on the 29,473,297 shares outstanding as of March 31, 2007 and excludes:

•	2,693,237 shares of common stock underlying warrants outstanding as of March 31, 2007 at a weighted average exercise price of $6.83 per share;

•	3,965,988 shares of common stock underlying options outstanding as of March 31, 2007 at a weighted average exercise price of $4.31 per share; and

•
2,005,496 shares available for issuance or future grant as of March 31, 2007 under our 2005 Plan, 2006 Employment Commencement Incentive Plan and Purchase Plan, as well as any additional shares available as a result of automatic increases in the number of shares of common stock reserved for future issuance under the 2005 Plan and the Purchase Plan.

To the extent warrants and options outstanding as of March 31, 2007 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

UNDERWRITING

Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common stock shown opposite its name below:

Underwriters	Number of Shares

Lehman Brothers Inc.	3,182,500
Cowen and Company, LLC	950,000
C.E. Unterberg, Towbin, Inc.	617,500
Total	4,750,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

Per share	$0.244
Total	$1,159,000

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.15 per share. The selected dealers may not re-allow a discount from the concession to other dealers. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $447,500 (excluding underwriting discounts and commissions). We may also reimburse the placement agents for certain reasonable expenses (including legal fees and expenses) incurred by them in connection with this offering in an amount not to exceed $100,000.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc., or NASD, or any independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any common stock being offered hereby.

Lock-Up Agreements

We, all of our directors and executive officers and the beneficial owners of an aggregate of 8,599,387 shares of our outstanding stock have agreed that, subject to limited exceptions, without the prior written consent of Lehman Brothers Inc., we will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Lehman Brothers Inc.

Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. The underwriters may close out any short position by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement or prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus supplement or prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. In particular, Lehman Brothers Inc. and Cowen and Company, LLC have acted as underwriters and/or placement agents for offerings of our common stock in the past. They have received customary compensation and expenses for these commercial and investment banking transactions.

We anticipate that entities affiliated with Alta Partners III, Inc., entities affiliated with Deerfield Management, Warburg, Pincus Equity Partners, L.P., and entities affiliated with FMR Corporation (Fidelity Management & Research Corp.), which together with their respective affiliates are beneficial holders of greater than five percent of our outstanding common stock, will be purchasing 300,000, 250,000, 677,200 and 1,151,200 shares, respectively, of our common stock from the underwriters at the public offering price of $4.43 per share.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Cooley Godward Kronish LLP, Palo Alto, California. Morrison & Foerster LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement. Our financial statements and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock we are offering under this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits filed as a part of, or incorporated by reference in, the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or the documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below (except as modified by this prospectus supplement and the accompanying prospectus) and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the completion of this offering (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Current Report on Form 8-K filed with the SEC on May 24, 2007;

•	our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 15, 2007, as amended by our Form 10-K/A filed with the SEC on May 23, 2007;

•	our Current Report on Form 8-K filed with the SEC on May 15, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 9, 2007;

•	our Definitive Proxy Statement on Schedule 14A for our 2007 annual meeting of stockholders filed with the SEC on April 27, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 20, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 19, 2007;

•	our Current Report on Form 8-K filed with the SEC on January 29, 2007; and

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 19, 2005, including all amendments and reports filed for the purpose of updating such information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Sunesis Pharmaceuticals, Inc., Attention: Secretary, 341 Oyster Point Boulevard, South San Francisco, California 94080. Our telephone number is (650) 266-3500.

PROSPECTUS

$75,000,000

Debt Securities
Preferred Stock
Common Stock
Debt Warrants
Equity Warrants

We may from time to time offer to sell any combination of debt securities, preferred stock, common stock, debt warrants and equity warrants described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $75,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is traded on the Nasdaq Global Market under the symbol “SNSS.” On December 15, 2006, the closing price of our common stock was $4.18.

Investing in our securities involves risks. See “Risk Factors” beginning on page 1.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 The date of this prospectus is December 18, 2006

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT SUNESIS

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel, small molecule therapeutics for use in oncology and other unmet medical needs. We were incorporated in Delaware in February 1998 as Mosaic Pharmaceuticals, Inc., and we subsequently changed our name to Sunesis Pharmaceuticals, Inc.

Our principal executive offices are located at 341 Oyster Point Boulevard, South San Francisco, California 94080, and our telephone number is (650)266-3500. Our website address is www.sunesis.com . Information contained in, or accessible through, our website is not a part of this prospectus. References in this prospectus to “we,” “us,” “our,” “our company” or “Sunesis” refer to Sunesis Pharmaceuticals, Inc. Sunesis, Tethering® and , our logo, are registered trademarks of our company. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

You should carefully consider the specific risks set forth under “Risk Factors” in the applicable prospectus supplement, under “Risk Factors” under Item 1A of Part I of our annual report on Form 10-K for the year ended December 31, 2005, and under “Risk Factors” under Item 1A of Part II of our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, each of which are incorporated by reference in this prospectus, before making an investment decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, in-licensing transactions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus to fund clinical and preclinical development of our product candidates, to discover additional product candidates, to repay outstanding indebtedness and for general corporate purposes, including capital expenditures and working capital. We may use a portion of our net proceeds to in-license product candidates or to invest in businesses or technologies that we believe are complementary to our own. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

	Year Ended December 31,
	2001	2002	2003	2004	2005	Nine Months Ended September 30, 2006
Ratio of earnings to fixed charges	--	--	--	--	--	--
Deficiency of earnings available to cover fixed charges	$(16,031)	$(19,182)	$(19,005)	$(20,530)	$(27,499)	$(22,207)

(1) In each of the periods presented, earnings were insufficient to cover fixed charges.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be issued under one or more separate indentures to be entered into between us and a trustee to be identified in the applicable prospectus supplement. This prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of the most important provisions and definitions of the indenture. For additional information, you should look at the indenture that is filed as an exhibit to the registration statement which includes the prospectus.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indenture, though such amount shall be limited by the aggregate principal amount of securities that we may sell under this prospectus. The prospectus supplement will set forth:

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date the principal will be payable;

•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions, if different from those described below under “Subordinated Debt Securities”;

•	any deletions of, or changes or additions to, the events of default or covenants; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and

•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and an integral multiple of $1,000 thereafter.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing; or

•	any other circumstances described in a prospectus supplement occurs.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series for 30 days when due;

(3) failure to deposit any sinking fund payment within 30 days of when due;

(4) failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture;

(5) our bankruptcy, insolvency or reorganization; and

(6) any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, we and the trustee may make modifications and amendments to the indentures (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a purchase of, or tender offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal of, premium, if any, on or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	reduce the rate of interest on any debt security;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	waive any default or event of default in payment of the principal of, premium on or interest on any debt security;

•	waive a redemption payment or modify any of the redemption provisions of any debt security;

•	adversely affect the right, if any, to convert any debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indentures:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to provide for the assumption of our obligations to holders of any debt security in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to make any change that would provide any additional rights or benefits to the holders of securities or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;

•
to conform the text of the indentures to any provision of the Description of Debt Securities to the extent that such provision in the Description of Debt Securities was intended to be a verbatim recitation of a provision of the indentures;

•	to provide for the issuance of additional securities in accordance with the limitations set forth in the indenture as of the date of the indenture;

•	to allow any guarantor to execute a supplemental indenture with respect to debt securities and to release guarantors in accordance with the terms of the indenture; or

•	to add additional obligors under the indenture and the securities.

The consent of holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due on the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

(1) the subordination provisions under the subordinated indenture; and

(2) covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on the debt securities, the registration of transfer and exchange of the debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

Payment on subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (except that holders of notes may receive and retain subordinated debt securities and payments made from either of the trusts described under “Satisfaction and Discharge; Defeasance”). The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of subordinated debt securities are entitled to receive any payment or distribution (except that holders of notes may receive and retain subordinated debt securities and payments made from either of the trusts described under “Satisfaction and Discharge; Defeasance”). The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of subordinated debt securities is accelerated because of an event of default.

We may not make any payment on subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•
a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•
a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the subordinated debt securities:

•	in the case of a payment default, upon the date on which such default is cured, waived or ceases to exist; and

•
in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, any premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness (except that holders of notes may receive and retain subordinated debt securities and payments made from either of the trusts described under “Satisfaction and Discharge; Defeasance”).

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

As of September 30, 2006, there was no senior indebtedness outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

•
indebtedness that expressly provides that it shall not be senior in right of payment to the subordinated debt securities or expressly provides that it is on the same basis or junior to the subordinated debt securities;

•	our indebtedness to any of our majority-owned subsidiaries, if any; and

•	the subordinated debt securities.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, or certificate of incorporation, and Amended and Restated Bylaws, or bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”

We have authority to issue 100,000,000 shares of common stock, $0.0001 par value per share. As of October 31, 2006, we had 29,362,640 shares of common stock outstanding.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our common stock does not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of our directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable and the shares of common stock offered hereby will be fully paid and nonassessable.

See “Certain Provisions of Delaware Law and of the Company's Certificate of Incorporation and Bylaws - Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws” for a description of provisions of our certificate of incorporation and bylaws which may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 5,000,000 shares of preferred stock, $0.0001 par value per share. As of October 31, 2006, we had no shares of preferred stock outstanding.

General

Under our certificate of incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption or repurchase, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•
any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue debt warrants to purchase debt securities, as well as equity warrants to purchase preferred stock or common stock. The warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the prospectus supplement relating to warrants being offered pursuant to such prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence, and the date on which this right will expire;

•	the maximum or minimum number of debt warrants which may be exercised at any time;

•	a discussion of any material federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal of or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity Warrants

The applicable prospectus supplement will describe the following terms of equity warrants offered:

•	the title of the equity warrants;

•	the securities (i.e., preferred stock or common stock) for which the equity warrants are exercisable;

•	the price or prices at which the equity warrants will be issued;

•
if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

•	if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of equity warrants.

Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to such transaction.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CERTIFICATE OF
INCORPORATION AND BYLAWS

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

In accordance with our certificate of incorporation, our board of directors is divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer, or president (in the absence of a chief executive officer) or holder of greater than 10% of our common stock may call a special meeting of stockholders. Our certificate of incorporation requires a 66-2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our certificate of incorporation and bylaws relating to the absence of cumulative voting, the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders.

The combination of the classification of our board of directors, the lack of cumulative voting and the 66-2/3% stockholder voting requirements make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1)by persons who are directors and also officers and (2)employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

LEGAL MATTERS

Latham & Watkins LLP, Menlo Park, California, will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

Ernst& Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst& Young LLP's report, given on their authority as experts in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information from the Public Reference Room of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the Commission. The address of that website is www.sec.gov .

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•
our current reports on Form 8-K filed on January 6, 2006, February 15, 2006, March 22, 2006, March 24, 2006, May 4, 2006, June 22, 2006, June 28, 2006, July 5, 2006, August 10, 2006, November 2, 2006, November 7, 2006 and December 4, 2006;

•	our definitive proxy statement on Schedule 14A filed on April 28, 2006;

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51531), filed on September 19, 2005; and

•	all documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

These documents may also be accessed on our website at www.sunesis.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Eric H. Bjerkholt, Senior Vice President and Chief Financial Officer, Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080, telephone: (650) 266-3500.

4,750,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

May 24, 2007

Sole Book-Running Manager

LEHMAN BROTHERS

COWEN AND COMPANY

C.E. UNTERBERG, TOWBIN